Exhibit 99.1

Primoris Services Corporation Reports Third Quarter 2025 Results

Dallas, TX – November 3, 2025 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its third quarter ended September 30, 2025 and provided comments on the Company’s operational performance and outlook for the remainder of 2025.

For the third quarter of 2025, Primoris reported the following highlights (1):

●	Revenue of $2,178.4 million, up $529.3 million, or 32.1%, compared to the third quarter of 2024 driven by strong growth in the Energy and Utilities segments;
●	Net income of $94.6 million, or $1.73 per diluted share, an increase of $36.2 million, or $0.66 per diluted share, from the third quarter of 2024;
●	Adjusted net income of $103.1 million, or $1.88 per diluted share, an increase of $36.4 million, or $0.66 per diluted share, from the third quarter of 2024;
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) of $168.7 million, up $41.0 million, or 32.1%, from the third quarter of 2024;
●	Raising net income and Adjusted EBITDA guidance ranges to $260.5 million to $271.5 million and $510.0 million to $530.0 million, respectively, for the full year 2025; and
●	Raising EPS and Adjusted EPS guidance ranges to $4.75 to $4.95 and $5.35 to $5.55 per diluted share, respectively, for the full year 2025.
(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Primoris delivered a record third quarter for revenue and earnings, demonstrating the strength of our end markets and our sustained successful execution in serving our customers,” said David King, Chairman and Interim President and Chief Executive Officer of Primoris. “We continue to see the positive results from our focus on efficiently allocating capital to grow earnings and generate cash flow while maintaining a robust safety and quality performance culture.”

“We see a growing set of opportunities across our business lines and remain confident that we will add to our strong backlog of work, particularly in solar and natural gas generation, as we head into 2026,” he added.

“As we approach the end of 2025, we believe Primoris is well-positioned to capitalize on the strength of its employees, customer relationships, and end markets to achieve further success in the coming years.”

Third Quarter 2025 Results Overview

Revenue was $2,178.4 million for the three months ended September 30, 2025, an increase of $529.3 million, or 32.1%, compared to the same period in 2024. The increase was primarily due to growth in the Energy and Utilities segments. Operating income was $137.0 million for the three months ended September 30, 2025, an increase of $37.5 million, or 37.6%, compared to the same period in 2024. The increase was primarily due to higher revenue in both segments, partially offset by lower margins. Gross profit as a percentage of revenue decreased to 10.8% for the three months ended September 30, 2025, compared to 12.0% for the same period in 2024. The decrease was primarily a result of lower margins in both segments.

During the third quarter of 2025, net income was $94.6 million compared to net income of $58.4 million in the prior year. Diluted earnings per share (“EPS”) was $1.73 for the third quarter of 2025 compared to $1.07 for the same period in 2024. The increase in net income and diluted earnings can be largely attributed to higher operating income from higher revenue and lower interest expense, partially offset by lower margins. Adjusted net income was $103.1 million for the third quarter of 2025, compared to $66.7 million for the same period in 2024. Adjusted diluted EPS was $1.88 for the third quarter of 2025, compared to $1.22 for the third quarter of 2024. Adjusted EBITDA was $168.7 million for the third quarter of 2025, compared to $127.7 million for the same period in 2024.

Operating performance by segment for the three and nine months ended September 30, 2025, and 2024 were as follows:

Segment Results

(in thousands, except %)

(unaudited)

	For the three months ended September 30, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$737,473	—	$1,485,726	—	$(44,777)	(1)	$2,178,422	—
Cost of revenue	651,440	88.3%	1,336,045	89.9%	(44,777)	(1)	1,942,708	89.2%
Gross profit	86,033	11.7%	149,681	10.1%	—		235,714	10.8%
Selling, general, and administrative expenses	30,873	4.2%	41,108	2.8%	25,713		97,694	4.5%
Transaction and related costs	—		—		1,019		1,019
Operating income	$55,160	7.5%	$108,573	7.3%	$(26,732)		$137,001	6.3%
(1)	Represents intersegment revenue and cost of revenue of $44.6 million in the Utilities segment and $0.2 million in the Energy segment eliminated in our Condensed Consolidated Statements of Income.

	For the three months ended September 30, 2024
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$666,240	—	$1,010,858	—	$(28,012)	(1)	$1,649,086	—
Cost of revenue	579,214	86.9%	899,323	89.0%	(28,012)	(1)	1,450,525	88.0%
Gross profit	87,026	13.1%	111,535	11.0%	—		198,561	12.0%
Selling, general, and administrative expenses	29,773	4.5%	37,342	3.7%	30,991		98,106	5.9%
Transaction and related costs	—		—		905		905
Operating income	$57,253	8.6%	$74,193	7.3%	$(31,896)		$99,550	6.0%
(1)	Represents intersegment revenue and cost of revenue of $28.0 million in the Utilities segment eliminated in our Condensed Consolidated Statements of Income.

	For the nine months ended September 30, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$1,993,901	—	$3,830,875	—	$(107,497)	(1)	$5,717,279	—
Cost of revenue	1,758,745	88.2%	3,427,924	89.5%	(107,497)	(1)	5,079,172	88.8%
Gross profit	235,156	11.8%	402,951	10.5%	—		638,107	11.2%
Selling, general, and administrative expenses	96,359	4.8%	122,943	3.2%	82,443		301,745	5.3%
Transaction and related costs	—		—		2,353		2,353
Operating income	$138,797	7.0%	$280,008	7.3%	$(84,796)		$334,009	5.8%
(1)	Represents intersegment revenue and cost of revenue of $107.3 million in the Utilities segment and $0.2 million in the Energy segment eliminated in our Condensed Consolidated Statements of Income.

	For the nine months ended September 30, 2024
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	a	% of Consolidated Revenue
Revenue	$1,774,962	—	$2,931,928	—	$(81,382)	(1)	$4,625,508		—
Cost of revenue	1,597,296	90.0%	2,590,947	88.4%	(81,382)	(1)	4,106,861		88.8%
Gross profit	177,666	10.0%	340,981	11.6%	—		518,647		11.2%
Selling, general, and administrative expenses	88,471	5.0%	112,520	3.8%	85,821		286,812		6.2%
Transaction and related costs	—		—		1,977		1,977
Operating income	$89,195	5.0%	$228,461	7.8%	$(87,798)		$229,858		5.0%
(1)	Represents intersegment revenue and cost of revenue of $81.4 million in the Utilities segment eliminated in our Condensed Consolidated Statements of Income.

Utilities Segment (“Utilities”): Revenue increased by $71.3 million, or 10.7%, for the three months ended September 30, 2025, compared to the same period in 2024, primarily due to increased activity in our power delivery, gas operations and communications markets. Operating income for the three months ended September 30, 2025, decreased by $2.1 million, or 3.7% compared to the same period in 2024 driven primarily by lower storm response activity in the power delivery business compared to the prior year, partially offset by higher revenue. Gross profit as a percentage of revenue was 11.7% for the three months ended September 30, 2025, down from 13.1% for the same period in 2024.

Energy Segment (“Energy”): Revenue increased by $474.8 million, or 47.0%, for the three months ended September 30, 2025, compared to the same period in 2024. The increase was primarily due to growth in renewable energy and industrial activity, partially offset by lower pipeline activity. Operating income for the three months ended September 30, 2025, increased by $34.3 million, or 46.2%, compared to the same period in 2024, primarily due to higher revenue. Gross profit as a percentage of revenue decreased to 10.1% during the three months ended September 30, 2025, compared to 11.0% in the same period in 2024, attributable to a more favorable impact from the close out of multiple renewables and industrial projects in 2024. In addition, we experienced increased costs in 2025 on certain renewables projects due in part to unfavorable weather conditions.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $97.7 million during the quarter ended September 30, 2025, a decrease of $0.4 million compared to 2024. SG&A expense as a percentage of revenue decreased to 4.5% in the third quarter of 2025, compared to 5.9% in the third quarter of 2024 driven by higher revenue and cost control efforts to leverage administrative costs in 2025.

Interest expense, net for the quarter ended September 30, 2025, was $7.0 million compared to $17.9 million for the quarter ended September 30, 2024. The decrease of $10.9 million was primarily due to lower average debt balances and lower average interest rates. Interest expense for the full year 2025 is expected to be between $30 million and $32 million.

The effective tax rate on income for the nine months ended September 30, 2025, of 28.5% differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses. We recorded income tax expense for the nine months ended September 30, 2025, of $89.0 million compared to $51.8 million for the nine months ended September 30, 2024. The $37.2 million increase in income tax expense is primarily driven by higher pre-tax income.

Outlook

The Company is raising its estimates for the year ending December 31, 2025. Net income is expected to be between $260.5 million and $271.5 million, or $4.75 and $4.95 per fully diluted share. Adjusted EPS is estimated in the range of $5.35 to $5.55 per fully diluted share. Adjusted EBITDA for the full year 2025 is expected to range from $510 million to $530 million.

The Company is targeting SG&A expense as a percentage of revenue in the mid-to-high 5.0% range for the full year 2025. The Company’s targeted gross margins by segment are 10.0% to 12.0% for both the Utilities and Energy segments for the full year 2025. The Company expects its effective tax rate for 2025 to be approximately 28.5%, but it may vary depending on the mix of states in which the Company operates.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3, and 4 below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	September 30, 2025		December 31, 2024
	Next 12 Months	Total	Next 12 Months	Total
Utilities
Fixed Backlog	$107.2	$107.2	$71.1	$71.1
MSA Backlog	1,919.1	6,486.2	1,822.6	5,449.8
Backlog	$2,026.3	$6,593.4	$1,893.7	$5,520.9

Energy
Fixed Backlog	$2,807.6	$3,996.1	$3,160.6	$6,023.7
MSA Backlog	169.2	473.9	142.7	320.7
Backlog	$2,976.8	$4,470.0	$3,303.3	$6,344.4

Total
Fixed Backlog	$2,914.8	$4,103.3	$3,231.7	$6,094.8
MSA Backlog	2,088.3	6,960.1	1,965.3	5,770.5
Backlog	$5,003.1	$11,063.4	$5,197.0	$11,865.3

Total backlog as of September 30, 2025, was $11.1 billion, including Utilities backlog of approximately $6.6 billion and Energy backlog of $4.5 billion. The decrease in total backlog of $0.8 million from year end 2024 is primarily due to the timing of fixed backlog awards in the Energy segment, partially offset by an increase in Utilities MSA backlog.

The decrease in total backlog sequentially from June 30, 2025, was driven by a decrease in fixed backlog, partially offset by an increase in Utilities MSA backlog.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in fixed backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At September 30, 2025, the Company had $431.4 million of unrestricted cash and cash equivalents. In the third quarter of 2025, capital expenditures were $34.5 million, including $23.7 million in construction equipment purchases. Capital expenditures for the nine months ended September 30, 2025, were $108.2 million, including $64.2 million in construction equipment purchases. For the remaining three months of 2025, capital expenditures are expected to total between $15.0 million and $20.0 million, which includes $5.0 million to $10.0 million for equipment.

The Company also announced that on October 29, 2025, its Board of Directors declared an $0.08 per share cash dividend to stockholders of record on December 31, 2025, payable on approximately January 15, 2026. During the three months ended September 30, 2025 the Company did not purchase any shares of common stock under its share purchase program. As of September 30, 2025, the Company had $150.0 million available for purchase under the share purchase program. The share purchase plan expires on April 30, 2028.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Tuesday, November 4, 2025, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). David King, Chairman and Interim President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-800-715-9871, or internationally at 1-646-307-1963 (access code: 1324356) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-609-800-9909 (access code: 1324356), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. We deliver a range of engineering, construction, and maintenance capabilities that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, power generation, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media at @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation, tariffs and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including conflicts in the Middle East, war between Russia and Ukraine, and tension between China and Taiwan, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions, cybersecurity threats or inability to protect intellectual property; disruptions related to artificial intelligence; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal and regulatory requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contacts
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue	$2,178,422	$1,649,086	$5,717,279	$4,625,508
Cost of revenue	1,942,708	1,450,525	5,079,172	4,106,861
Gross profit	235,714	198,561	638,107	518,647
Selling, general and administrative expenses	97,694	98,106	301,745	286,812
Transaction and related costs	1,019	905	2,353	1,977
Operating income	137,001	99,550	334,009	229,858
Other income (expense):
Foreign exchange gain, net	886	553	239	1,874
Other income, net	134	61	182	16
Interest expense, net	(6,955)	(17,859)	(22,296)	(52,984)
Income before provision for income taxes	131,066	82,305	312,134	178,764
Provision for income taxes	(36,449)	(23,869)	(88,958)	(51,842)
Net income	$94,617	$58,436	$223,176	$126,922

Dividends per common share	$0.08	$0.06	$0.24	$0.18

Earnings per share:
Basic	$1.75	$1.09	$4.14	$2.37
Diluted	$1.73	$1.07	$4.07	$2.33

Weighted average common shares outstanding:
Basic	54,017	53,692	53,945	53,608
Diluted	54,803	54,675	54,772	54,562

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$431,418	$455,825
Accounts receivable, net	1,041,078	834,386
Contract assets	959,052	773,736
Prepaid expenses and other current assets	134,211	95,525
Total current assets	2,565,759	2,159,472
Property and equipment, net	530,209	488,241
Operating lease assets	484,357	461,049
Intangible assets, net	194,380	207,896
Goodwill	856,869	856,869
Other long-term assets	18,378	22,341
Total assets	$4,649,952	$4,195,868
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$945,630	$624,254
Contract liabilities	627,312	617,424
Accrued liabilities	499,571	350,077
Dividends payable	4,322	4,298
Current portion of long-term debt	63,844	74,633
Total current liabilities	2,140,679	1,670,686
Long-term debt, net of current portion	422,199	660,193
Noncurrent operating lease liabilities, net of current portion	329,189	333,370
Deferred tax liabilities	64,646	64,035
Other long-term liabilities	65,407	58,051
Total liabilities	3,022,120	2,786,335
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	291,715	285,811
Retained earnings	1,338,162	1,127,953
Accumulated other comprehensive income	(2,051)	(4,237)
Total stockholders’ equity	1,627,832	1,409,533
Total liabilities and stockholders’ equity	$4,649,952	$4,195,868

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2025	2024
Cash flows from operating activities:
Net income	$223,176	$126,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,725	72,948
Stock-based compensation expense	14,909	10,348
Gain on sale of property and equipment	(18,645)	(38,490)
Unrealized gain on interest rate swap	—	1,202
Other non-cash items	1,662	3,286
Changes in assets and liabilities:
Accounts receivable	(205,810)	(263,175)
Contract assets	(184,652)	39,517
Other current assets	(38,354)	(7,076)
Other long-term assets	(333)	(1,045)
Accounts payable	322,202	(139,074)
Contract liabilities	9,882	290,636
Operating lease assets and liabilities, net	(2,945)	(3,903)
Accrued liabilities	130,792	106,551
Other long-term liabilities	7,916	11,407
Net cash provided by operating activities	327,525	210,054
Cash flows from investing activities:
Purchase of property and equipment	(108,166)	(98,338)
Proceeds from sale of assets	27,016	97,447
Proceeds from repayment of note receivable	2,946	—
Net cash used in investing activities	(78,204)	(891)
Cash flows from financing activities:
Payments on long-term debt	(312,638)	(55,878)
Proceeds from pledge of accounts receivable under securitization facility	62,500	—
Payments related to tax withholding for stock-based compensation	(10,995)	(6,591)
Dividends paid	(12,943)	(9,641)
Other	(526)	(1,912)
Net cash used in financing activities	(274,602)	(74,022)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,165	(400)
Net change in cash, cash equivalents and restricted cash	(24,116)	134,741
Cash, cash equivalents and restricted cash at beginning of the period	461,429	223,542
Cash, cash equivalents and restricted cash at end of the period	$437,313	$358,283

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	a	2025	2024
Net income as reported (GAAP)	$94,617	$58,436		$223,176	$126,922
Non-cash stock-based compensation	4,454	3,988		14,909	10,348
Transaction/integration and related costs	1,019	905		2,353	1,977
Amortization of intangible assets	4,283	4,732		13,516	15,011
Amortization of debt issuance costs	617	538		1,715	1,737
Unrealized loss on interest rate swap	—	1,433		—	1,202
CEO severance costs	—	—		2,098	—
Impairment of assets	1,370	—		1,370	1,549
Income tax impact of adjustments (1)	(3,265)	(3,363)		(10,249)	(9,229)
Adjusted net income	$103,095	$66,669		$248,888	$149,517
Weighted average shares (diluted)	54,803	54,675		54,772	54,562
Diluted earnings per share	$1.73	$1.07		$4.07	$2.33
Adjusted diluted earnings per share	$1.88	$1.22		$4.54	$2.74

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	a	2025	2024
Net income as reported (GAAP)	$94,617	$58,436		$223,176	$126,922
Interest expense, net	6,955	17,859		22,296	52,984
Provision for income taxes	36,449	23,869		88,958	51,842
Depreciation and amortization	23,827	22,674		67,725	72,948
EBITDA	161,848	122,838		402,155	304,696
Non-cash stock-based compensation	4,454	3,988		14,909	10,348
Transaction/integration and related costs	1,019	905		2,353	1,977
CEO severance costs	—	—		2,098	—
Impairment of assets	1,370	—		1,370	1,549
Adjusted EBITDA	$168,691	$127,731		$422,885	$318,570

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2025

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2025.

	Estimated Range
	Full Year Ending
	December 31, 2025
Net income as defined (GAAP)	$260,500	$271,500
Non-cash stock-based compensation	19,500	19,500
Amortization of intangible assets	17,700	17,700
Amortization of debt issuance costs	2,300	2,300
Transaction/integration and related costs	3,000	3,000
CEO severance costs	2,100	2,100
Impairment of assets	1,400	1,400
Income tax impact of adjustments (1)	(13,100)	(13,100)
Adjusted net income	$293,400	$304,400
Weighted average shares (diluted)	54,800	54,800
Diluted earnings per share	$4.75	$4.95
Adjusted diluted earnings per share	$5.35	$5.55

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2025

(In Thousands)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to EBITDA and Adjusted EBITDA for the year ending December 31, 2025.

	Estimated Range
	Full Year Ending
	December 31, 2025
Net income as defined (GAAP)	$260,500	$271,500
Interest expense, net	30,000	32,000
Provision for income taxes	103,500	108,500
Depreciation and amortization	90,000	92,000
EBITDA	$484,000	$504,000
Non-cash stock-based compensation	19,500	19,500
Transaction/integration and related costs	3,000	3,000
CEO severance costs	2,100	2,100
Impairment of assets	1,400	1,400
Adjusted EBITDA	$510,000	$530,000